Exhibit 99.77(c)

ITEM 77C - Matters submitted to a vote of security holders

1.

A special meeting of shareholders of ING Variable Products Trust was held on April 22, 2013 to elect 13 nominees to the Board of Trustees of ING Variable Products Trust.

	For All	Withold All	For all Except	Broker non-vote	Total Shares Voted
Colleen D. Baldwin	69,949,969.678	3,673,073.500	0.000	0.000	73,623,043.178
John V. Boyer	70,097,531.678	3,525,511.500	0.000	0.000	73,623,043.178
Patricia W. Chadwick	69,943,971.678	3,679,071.500	0.000	0.000	73,623,043.178
Albert E. DePrince, Jr.	69,917,373.678	3,705,669.500	0.000	0.000	73,623,043.178
Peter S. Drotch	69,853,122.678	3,769,920.500	0.000	0.000	73,623,043.178
J. Michael Earley	70,015,381.678	3,607,661.500	0.000	0.000	73,623,043.178
Martin J. Gavin	70,049,658.678	3,573,384.500	0.000	0.000	73,623,043.178
Russell H. Jones	70,119,389.678	3,503,653.500	0.000	0.000	73,623,043.178
Patrick W. Kenny	70,026,258.678	3,596,784.500	0.000	0.000	73,623,043.178
Shaun P. Mathews	70,119,431.678	3,503,611.500	0.000	0.000	73,623,043.178
Joseph E. Obermeyer	69,909,488.678	3,713,554.500	0.000	0.000	73,623,043.178
Sheryl K. Pressler	69,905,382.678	3,717,660.500	0.000	0.000	73,623,043.178
Roger B. Vincent	70,004,782.678	3,618,260.500	0.000	0.000	73,623,043.178

The proposal passed.

2.

Special meetings of shareholders of ING International Value Portfolio, ING MidCap Opportunities Portfolio and ING SmallCap Opportunities Portfolio were held on April 22, 2013, respectively to: 1) approve a new investment advisory agreement for the Portfolios with ING Investments prompted by the IPO, and to approve, under certain circumstances, any future advisory agreements prompted by Change of Control Events that occur as part of the Separation Plan; 2) approve a new investment sub-advisory agreement for the Portfolios between ING Investments, LLC and ING Investment Management Co. LLC prompted by the IPO, and to approve, under certain circumstances, any future sub-advisory agreements prompted by Change of Control Events that occur as part of the Separation Plan; and 3) approve a modification to the current manager-of-managers policy to permit ING Investments, LLC, subject to prior approval by the Board, to enter into and materially amend agreements with wholly-owned sub-advisers without obtaining the approval of the Portfolios’ shareholders.

	Proposal*	Shares voted for	Shares voted against or withheld	Shares abstained	Broker non-vote	Total Shares Voted
ING International Value Portfolio	1	8,126,022.000	2,048,063.000	398,109.000	0.000	10,572,194.000
	2	8,143,505.000	2,051,894.000	376,795.000	0.000	10,572,194.000
	3	7,791,050.334	2,236,193.333	544,950.333	0.000	10,572,194.000
* The proposals passed.

	Proposal*	Shares voted for	Shares voted against or withheld	Shares abstained	Broker non-vote	Total Shares Voted
ING MidCap Opportunities Portfolio	1	49,310,905.035	2,766,519.000	4,711,218.000	1,048.758	56,789,690.793
	2	49,183,578.035	3,049,784.000	4,555,280.000	1,048.758	56,789,690.793
	3	47,274,579.285	5,298,511.250	4,215,551.250	1,049.008	56,789,690.793
* The proposals passed.

	Proposal*	Shares voted for	Shares voted against or withheld	Shares abstained	Broker non-vote	Total Shares Voted
ING SmallCap Opportunities Portfolio	1	5,538,319.000	309,100.000	411,631.000	2,108.385	6,261,158.385
	2	5,521,512.250	364,819.250	372,718.250	2,108.635	6,261,158.385
	3	5,217,062.750	607,705.750	434,280.750	2,109.135	6,261,158.385
* The proposals passed.